Exhibit 5.1

March 11, 2011

The Board of Directors
885 West Georgia Street, Suite 2200
Vancouver, BC
Canada V6C 3E8

Re:	Form S-3 Registration Statement Opinion of Counsel
Ladies and Gentlemen:

As counsel for Metalline Mining Company (the "Company"), a Nevada corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, and instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed.  In giving such opinion, we have also relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

We have also examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Commission on or about March 11, 2011 related to the offering from time to time pursuant to Rule 415 under the Securities Act of 1933 of an undeterminable number of shares of Company common stock.  The shares of common stock may be issued or sold from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein and any supplements to the prospectus.

In giving this opinion, we have assumed that after the sale of any shares of common stock under the Registration Statement the total number of Company common shares issued and outstanding combined with those common shares reserved by the Company for other purposes, will not exceed the number authorized in the Company’s articles of incorporation.

Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, and customary practice, and assuming that at or prior to the issuance of any shares pursuant to the Registration Statement the Company takes all necessary corporate actions to authorize and approve the the issuance of the shares of common stock for consideration the Board considers to be adequate and the payment received therefor is in accordance with the terms and conditions as determined by the Company, we are of the opinion that the shares of common stock to be issued by the Company, when sold, will be duly authorized, validly issued, fully paid and non-assessable.

               This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Burns Figa & Will, P.C.

BURNS FIGA & WILL, P.C.